U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): September 1, 2008

Commission file number: 333-146883

GLOBAL INDUSTRIES CORP.
(Name of registrant in its charter)

Nevada	8071	68-0659686
(State or jurisdiction	(Primary Standard	(IRS Employer
of incorporation or	Industrial	Identification
organization)	Classification	No.)
Code Number)

357 South Fairfax Avenue – Suite 422
Los Angeles, California 90036
(Address of principal executive offices)

(323) 316-3456
 (Registrant's telephone number)

                 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01.	CHANGES IN CONTROL OF REGISTRANT.

On September 1, 2008, Global Industries Corp. (the “Company”), the Company’s former Director, Jason Freeman, and Joseph Granath entered into a Stock Purchase Agreement whereby Mr. Freeman sold his 2,500,000 shares of common stock in the Company, representing 23.3% of the Company’s outstanding shares of common stock, to Joseph Granath for consideration of $2,500 ($0.001 per share).

As a result of the Closing, Mr. Granath obtained control of approximately 23.3% of the Company’s voting shares.

ITEM 5.02.	DEPARTURE OF DIRECTORS OF PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In connection with the Change in Control of the Company (described above under Item 5.01), on or about September 1, 2008, Shane Whittle resigned as sole officer of the Company, effective as of September 1, 2008, appointed Joseph Granath as Chief Executive Officer, President, Principal Financial Officer, Secretary, Treasurer and Director of the Company, and Mr. Whittle resigned as Director of the Company effective September 1, 2008.

Joseph Granath’s biographical information is described below:

Joseph Granath, age 31

Mr. Granath has served as the sole officer and Director of the Company since September 2008.  Prior to this, Mr. Granath worked as a Director and Producer for KushTV.com, based in Los Angles, California, from January 2005 to September 2008.  KushTv.com is an online media provider for Music, Special Events and Online HighDef TV Webisodes.  From February 1999 to May 2005, Mr. Granath served as President of G Productions Inc., a California based company that focused on special event productions in West Hollywood and Beverly Hills, California.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL INDUSTRIES CORP.

/s/ Joseph Granath
Joseph Granath
Chief Executive Officer

September 8, 2008